Exhibit 5.4

August 10, 2012

Health Management Associates, Inc.

5811 Pelican Bay Blvd, Suite 500

Naples, Florida 34108

Re:	Mississippi Guarantors -7.375% Senior Notes Due 2020
Issued by Health Management Associates, Inc. pursuant
to the Indenture dated November 18, 2011

Dear Sir or Madame:

We have acted as special, Mississippi counsel to Health Management Associates, Inc., a Delaware Corporation (the “Company”), and the Guarantors (as defined below), each organized and existing under the laws of the State of Mississippi, in connection with the public offering of up to $875,000,000 aggregate principal amount of 7.375% Senior Exchange Notes Due 2020 (the “New Notes”) of the Company which are to be unconditionally guaranteed on an unsecured senior basis (the “Guarantees”) by certain of the Company’s wholly-owned subsidiaries, including the Mississippi entities set forth on Schedule I attached hereto (the subsidiary guarantors set forth on Schedule I attached hereto being collectively referred to herein as the “Guarantors”). We understand the New Notes are to be issued pursuant to an exchange offer (the “Exchange Offer”) in exchange for a like principal amount and denomination of the Company’s issued and outstanding 7.375% Senior Notes Due 2020 (the “Old Notes”), as contemplated by the Registration Rights Agreement dated as of November 18, 2011 (the “Registration Rights Agreement”), by and among the Company, the Guarantors, and the Initial Purchasers (as defined in the Registration Rights Agreement). The New Notes are to be issued by the Company, and the Guarantees are to be made by the Guarantors, in connection with an exchange offer to be made pursuant to a Registration Statement on Form S-4, filed with the Securities and Exchange Commission on or about August 10, 2012. The Old Notes were issued, and the New Notes will be issued, under an Indenture, dated as of November 18, 2011, by and among the Company, those “Subsidiary Guarantors” that from time to time become parties to the Indenture, and U.S. Bank National Association, as Trustee (the “Indenture”).

Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Indenture. With your permission, all factual assumptions and factual statements of reliance herein have been made without any independent investigation or verification on our part except to the extent otherwise expressly stated herein, and we express no opinion with respect to the subject matter or accuracy of such assumptions or items relied upon.

JACKSON | RIDGELAND 600 Concourse, Suite 100 1076 Highland Colony Parkway Ridgeland, Mississippi 39157

P.O. Box 6020 Ridgeland, MS 39158

Tel (601) 856-7200 Fax (601) 856-7626	GULF COAST | HATTIESBURG
www.CCTB.com

Health Management Associates, Inc.

August 10, 2012

In connection with this opinion, we have examined originals or certified, conformed or reproduction copies of the agreements, instruments, documents, and records of the Guarantors and such certificate of public officials and such other documents as are listed on Schedule II attached hereto. We have reviewed no other documents in connection with the preparation or issuance of this opinion.

In providing the opinions herein, we have made the following assumptions, which we have not independently verified or established and on which we express no opinion:

(a) We have assumed the legal capacity of all natural persons executing documents, the genuineness of all signatures on original or certified, conformed or reproduction copies of documents of all parties, the authenticity and completeness of original and certified documents and the conformity to original or certified documents of all copies submitted to us as conformed or reproduction copies. Specifically, we have assumed that the Organizational Documents, which were provided to us by the Company, were, to the extent applicable, properly executed by persons having legal capacity and, if signing on behalf of an entity, being duly authorized and not acting under fraud or duress, and that such copies represent true and complete copies of each such document and all amendments, additions, or modifications thereto. As to various questions of fact relevant to the opinions expressed herein, we have relied upon, and assume the accuracy of, certificates and oral or written statements and other information of or from public officials and others, and assume compliance on the part of all parties to the Indenture with their covenants and agreements contained therein.

(b) We have assumed no fraud, bad faith, duress or mutual mistake of fact exists with relation to the execution, acknowledgment, delivery, recordation, or filing of any of the Organizational Documents, Indenture or any documents or instruments related thereto.

(c) To the extent it may be relevant to the opinions expressed herein, we have assumed that the parties to the Indenture, other than the Mississippi Guarantors, have the requisite organizational power and authority to enter into and perform such documents and that such documents have been duly authorized, executed and delivered by, and constitute legal, valid and binding obligations of, such other parties.

Health Management Associates, Inc.

August 10, 2012

(d) That there are no written or oral terms and conditions agreed to by and between the parties to the Indenture or any documents related thereto, and no course of prior dealings between the parties that could vary or be deemed to vary the truth, completeness, correctness or validity of the Indenture in any material manner or which would have an effect on the opinions rendered herein.

Based upon the foregoing and subject to the following, it is our opinion that:

1. Based solely on the Organizational Documents, each Mississippi Guarantor is validly existing under the laws of Mississippi.

2. Each Mississippi Guarantor has the requisite corporate or limited liability company, as applicable, power and authority to execute and deliver the Indenture and to provide the Guarantee.

3. Each Mississippi Guarantor has taken all necessary corporate or limited liability company action, as applicable, to duly authorize the execution and delivery of the Indenture and to provide the Guarantee.

Without limiting the foregoing, the opinions set forth above are subject to the following qualifications and limitations:

(a) We express no opinion as to the enforceability of the Indenture in accordance with its terms except to opine as to the authority of the Mississippi Guarantors to enter into such document and agreements related thereto, as specifically provided herein.

(b) We express no opinion regarding the application of federal or state securities laws to the transactions contemplated in the Indenture.

(c) We express no opinion regarding the effect of fraudulent conveyance, fraudulent transfer and other similar laws relating to or affecting the rights of creditors.

Our opinions are limited to the laws of the State of Mississippi, and we do not express any opinion concerning any other law or governmental authority.

These opinions are given as of the date hereof, they are intended to apply only to those facts and circumstances that exist as of the date hereof, and we assume no obligation to

Health Management Associates, Inc.

August 10, 2012

supplement this opinion if any applicable laws change after the date hereof or if we become aware of any facts that might change the opinions expressed herein after the date hereof. These opinions are expressly limited to the matters set forth herein, and no opinion may be inferred or is implied beyond the matters expressly contained herein.

We hereby consent to the filing of this opinion as Exhibit 5.4 to the Registration Statement on or about the date hereof, to the incorporation by reference of this opinion of counsel in the Registration Statement and to the reference to our firm in the Prospectus under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act. Harter Secrest & Emery, LLP, legal counsel to the Company and each of the Guarantors, may rely upon this opinion with respect to matters set forth herein that are governed by Mississippi law for purposes of its opinion being delivered and filed as Exhibit 5.1 to the Registration Statement.

With best regards,
Sincerely yours, Copeland, Cook, Taylor & Bush P.A.

/s/ Thomas L. Kirkland, Jr.
Thomas L. Kirkland, Jr.

Enclosures

SCHEDULE I

GUARANTORS

1.	Amory HMA, LLC

2.	Biloxi HMA, LLC

3.	Brandon HMC, LLC

4.	Clarksdale HMA, LLC

5.	Jackson HMA, LLC

6.	Madison HMA, LLC

7.	River Oaks Hospital, LLC

8.	ROH, LLC

SCHEDULE II

1.	Certificates of Good Standing for the following entities issued by the Mississippi Secretary of State on the respective dates below:

Amory HMA, LLC	July 18, 2012
Biloxi HMA, LLC	July 18, 2012
Brandon HMC, LLC	July 18, 2012
Clarksdale HMA, LLC	July 18, 2012
Jackson HMA, LLC	July 18, 2012
Madison HMA, LLC	July 18, 2012
River Oaks Hospital, LLC	July 18, 2012
ROH, LLC	July 18, 2012

2.	Certificates of Formation for the following entities access through the Mississippi Secretary of State’s website:

Amory HMA, LLC

Biloxi HMA, LLC

Brandon HMC, LLC

Clarksdale HMA, LLC

Jackson HMA, LLC

Madison HMA, LLC

River Oaks Hospital, LLC

ROH, LLC

3.	Amended and Restated Operating Agreements for the following entities provided to us in connection with this opinion:

Amory HMA, LLC

Biloxi HMA, LLC

Brandon HMC, LLC

Clarksdale HMA, LLC

Jackson HMA, LLC

Madison HMA, LLC

River Oaks Hospital, LLC

ROH, LLC

4.	Unanimous Written Consent of the Directors, Managers, and General Partners of the Subsidiary Guarantors dated July 31, 2012.